NEWS RELEASE
FOR IMMEDIATE RELEASE	Contact:	P. G. Perez
Corporate Secretary
(936) 637-5267

LUFKIN INDUSTRIES ANNOUNCES ELECTION OF CHRIS BOONE AS
VICE PRESIDENT, TREASURER AND CHIEF FINANCIAL OFFICER

Lufkin, Texas (May 8, 2008) Ä Lufkin Industries, Inc. (NASDAQ: LUFK) today announced that its Board of Directors has elected Christopher L. Boone as Vice President, Treasurer and Chief Financial Officer.  Mr. Boone, previously Lufkin’s Corporate Controller since 1999, has been with Lufkin for 15 years and has served in various financial and operational positions.  He succeeds Robert D. Leslie, who earlier announced his plans to retire effective May 7, 2008.  Mr. Boone earned his B.S. degree in Business Administration and Accounting at Washington and Lee University and his M.B.A. degree from The Thunderbird School of Global Management.

Commenting on the announcement, John F. (Jay) Glick, Lufkin’s President and Chief Executive Officer, stated, “I have worked with Chris since I joined Lufkin 14 years ago and can speak for the Board of Directors in saying that we have full confidence in Chris’s ability to expand on an outstanding career at Lufkin through the successful performance of his new responsibilities.”

Lufkin Industries, Inc. sells and services oil field pumping units, foundry castings and power transmission products throughout the world.  The Company has vertically integrated all vital technologies required to design, manufacture and market its products.